                                                                     EXHIBIT 2.8


                     MASTER TRANSITIONAL SERVICES AGREEMENT

                                    BETWEEN

                                3COM CORPORATION

                                      AND

                                   PALM, INC.



                          Effective as of _____, 2000

                    MASTER TRANSITIONAL SERVICES AGREEMENT

This Master Transitional Services Agreement (the "Agreement") is effective as of ________, 2000 (the "Effective Date"), between 3Com Corporation, a Delaware corporation ("3Com"), having an office at 5400 Bayfront Plaza, Santa Clara, California, 95052 and Palm, Inc., a Delaware corporation ("Palm"), having an office at 5400 Bayfront Plaza, Santa Clara, California, 95052.

                                   ARTICLE 1

                                  DEFINITIONS

     For the purpose of this Agreement, the following capitalized terms shall have the following meanings:

     1.1 ADDITIONAL SERVICES. "Additional Services" shall have the meaning set forth in Section 3.5.

     1.2 ANCILLARY AGREEMENTS. "Ancillary Agreements" shall have the meaning set forth in the Master Separation and Distribution Agreement.

     1.3 DISTRIBUTION DATE. "Distribution Date" shall have the meaning set forth in the Master Separation and Distribution Agreement.

     1.4  IMPRACTICABLE. "Impracticable" shall have the meaning set forth in
Section 3.3.

     1.5 LOCALIZED VERSION. "Localized Version" means localized versions of the Software.

     1.6 MASTER CONFIDENTIAL DISCLOSURE AGREEMENT. "Master Confidential Disclosure Agreement" shall mean that certain Master Confidential Disclosure Agreement between 3Com and Palm.

     1.7 MASTER SEPARATION AND DISTRIBUTION AGREEMENT. "Master Separation and Distribution Agreement" shall mean that certain Master Separation and Distribution Agreement between 3Com and Palm.

     1.8 SEPARATION DATE. Unless otherwise provided in this Agreement, or in any agreement to be executed in connection with this Agreement, the effective time and date of each transfer of property, assumption of liability, license, undertaking, or agreement in connection with the Separation shall be 12:01 a.m., Pacific Time, February 26, 2000 or such other date as may be fixed by the Board of Directors of 3Com (the "Separation Date").

     1.9  SERVICE(S). "Service(s)" shall have the meaning set forth in Section
3.1.

     1.10 SOFTWARE. "Software" means 3Com's software program(s), in object code only, listed and described in the relevant Transition Service Schedule.

     1.11 SOURCE CODE. "Source Code" means any human readable code, including interpreted code, of 3Com, listed and described in the relevant Transition Service Schedule.

     1.12 SOURCE CODE DOCUMENTATION. "Source Code Documentation" means the manuals and other documentation that are reasonably necessary to use the Source Code licensed herein, including those items listed and described in the relevant Transition Service Schedule hereto.

     1.13 SUBSIDIARY. "Subsidiary" of any Person means a corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person. For purposes of this Agreement, Palm shall be deemed not to be a subsidiary of 3Com.

                                   ARTICLE 2

                         TRANSITION SERVICE SCHEDULES

     This Agreement will govern individual transitional services as requested by Palm and provided by 3Com, the details of which are set forth in the Transition Service Schedules attached to this Agreement. Each Service shall be covered by this Agreement upon execution of a transition service schedule in the form attached hereto (each transition service schedule, a "Transition Service Schedule").

     For each Service, the parties shall set forth, among other things, the time period during which the Service will be provided if different from the term of this Agreement determined pursuant to Article 4 hereof, a summary of the Service to be provided; a description of the Service; and the estimated charge, if any, for the Service and any other terms applicable thereto on the Transition Service Schedule. Obligations regarding each Transition Service Schedule shall be effective upon execution of this Agreement. This Agreement and all the Transition Service Schedules shall be defined as the "Agreement" and incorporated herein wherever reference to it is made.

                                   ARTICLE 3

                                   SERVICES

     3.1 SERVICES GENERALLY. Except as otherwise provided herein, for the term determined pursuant to Article 4 hereof, 3Com shall provide or cause to be provided to Palm the service(s) described in the Transition Service Schedule(s) attached hereto. The service(s) described on a single Transition Service Schedule shall be referred to herein as a "Service." Collectively, the services described on all the Transition Service Schedules (including Additional Services) shall be referred to herein as "Services."

     3.2 SERVICE BOUNDARIES. Except as provided in a Transition Service Schedule for a specific Service: (i) 3Com shall be required to provide the Services only to the extent and only at the locations such Services are being provided by 3Com for Palm immediately prior to the Effective Date; and (ii) the Services will be available only for purposes of conducting the business of Palm substantially in the manner it was conducted prior to the Effective Date.

     3.3 IMPRACTICABILITY. 3Com shall not be required to provide any Service to the extent the performance of such Service becomes "Impracticable" as a result of a cause or causes outside the reasonable control of 3Com including unfeasible technological requirements, or to the extent the performance of such Services would require 3Com to violate any applicable laws, rules or regulations or would result in the breach of any software license or other applicable contract.

     3.4 ADDITIONAL RESOURCES. Except as provided in a Transition Service Schedule for a specific Service, in providing the Services, 3Com shall not be obligated to: (i) hire any additional employees; (ii) maintain the employment of any specific employee; (iii) purchase, lease or license any additional equipment or software; or (iv) pay any costs related to the transfer or conversion of Palm's data to Palm or any alternate supplier of Services.

     3.5 ADDITIONAL SERVICES. From time to time after the Effective Date, the parties may identify additional services that one party will provide to the other party in accordance with the terms of this Agreement (the "Additional Services"). Accordingly, the parties shall execute additional Transition Service Schedules for such Additional Services pursuant to Article 2. Except as set forth in Section 3.6, the parties may agree in writing on Additional Services during the term of this Agreement.

     3.6 OBLIGATIONS AS TO ADDITIONAL SERVICES. Except as set forth in the next sentence, 3Com shall be obligated to perform, at a charge determined using the principles for determining fees under Section 5.1, any Additional Service that:
(a) was provided by 3Com immediately prior to the Separation Date and that Palm reasonably believes was inadvertently or unintentionally omitted from the list of Services, or (b) is essential to effectuate an orderly transition under the Master Separation and Distribution Agreement unless such performance would significantly disrupt 3Com's operations or materially increase the scope of its responsibility under this Agreement. If 3Com reasonably believes the performance of Additional Services required under subparagraphs (a) or (b) would significantly disrupt its operations or materially increase the scope of its responsibility under this Agreement, 3Com and Palm shall negotiate in good faith to establish terms under which 3Com can provide such Additional Services, but 3Com shall not be obligated to provide such Additional Services if, following good faith negotiation, it is unable to reach agreement on such terms.

                                   ARTICLE 4

                                     TERM

     The term of this Agreement shall commence on the Effective Date and shall remain in effect until one (1) year after the Effective Date (the "Expiration Date"), unless earlier terminated under Article 7. This Agreement may be extended by the parties in writing, either in whole or with respect to one or more of the Services; provided, however, that such extension shall only apply to the Services for which the Agreement was extended. The parties shall be deemed to have extended this Agreement with respect to a specific Service if the Transition Service Schedule for such Service specifies a completion date beyond the aforementioned Expiration Date. The parties may agree on an earlier expiration date respecting a specific Service by specifying such date on the Transition Service Schedule for that Service. Services shall be provided up to and including the date set forth in the applicable Transition Service Schedule, subject to earlier termination as provided herein.

                                   ARTICLE 5

                                 COMPENSATION

     5.1 CHARGES FOR SERVICES. Palm shall pay 3Com the charges, if any, set forth on the Transition Service Schedules for each of the Services listed therein as adjusted, from time to time, in accordance with the processes and procedures established under Section 5.4 and Section 5.5 hereof. Such fees shall include the direct costs, as determined using the process described in such Transition Service Schedule, and indirect costs of providing the Services plus five percent (5%), unless specifically indicated otherwise on a Transition Service Schedule. However, if the term of this Agreement is extended beyond the Expiration Date as provided in Article 4, Palm will reimburse 3Com such costs plus ten percent (10%) for the Services unless the Transition Service Schedule for such Service indicates it is to extend beyond the Expiration Date. The parties also intend for charges to be easy to administer and justify and, therefore, they hereby acknowledge it may be counterproductive to try to recover every cost, charge or expense, particularly those that are insignificant or de minimus. The parties shall use good faith efforts to discuss any situation in which the actual charge for a Service is reasonably expected to exceed the estimated charge, if any, set forth on a Transition Service Schedule for a particular Service; provided, however, that the incurrence of charges in excess of any such estimate on such Transition Service Schedule shall not justify stopping the provision of, or payment for, Services under this Agreement.

     5.2 PAYMENT TERMS. 3Com shall bill Palm monthly for all charges pursuant to this Agreement. Such bills shall be accompanied by reasonable documentation or other reasonable explanation supporting such charges. Palm shall pay 3Com for all Services provided hereunder within forty-five (45) days after receipt of an invoice therefor. Late payments shall bear interest at the lesser of 12% or the maximum rate allowed by law.

     5.3 PERFORMANCE UNDER ANCILLARY AGREEMENTS. Notwithstanding anything to the contrary contained herein, Palm shall not be charged under this Agreement for any obligations that are specifically required to be performed under the Master Separation and Distribution Agreement or any other Ancillary Agreement and any such other obligations shall be performed and charged for (if applicable) in accordance with the terms of the Master Separation and Distribution Agreement or such other Ancillary Agreement.

     5.4 ERROR CORRECTION; TRUE-UPS; ACCOUNTING. The parties shall reasonably agree on a process and procedure for conducting internal audits and making adjustments to charges as a result of the movement of employees and functions between parties, the discovery of errors or omissions in charges, as well as a true-up of amounts owed. In no event shall such processes and procedures extend beyond two (2) years after completion of a Service.

     5.5 PRICING ADJUSTMENTS. In the event of a tax audit adjustment relating to the pricing of any or all Services provided pursuant to this Agreement in which it is determined by a taxing authority that any of the charges, individually or in combination, did not result in an arm's-length payment, as determined under internationally accepted arm's-length standards, then the parties, including any 3Com subcontractor providing Services hereunder, may agree to make corresponding adjustments to the charges in question for such period to the extent necessary to achieve arm's-length pricing. Any adjustment made pursuant to this Section 5.5 at any time during the term of this Agreement or after termination of this Agreement and shall be reflected in the parties' legal books and records, and the resulting underpayment or overpayment shall create, respectively, an obligation to be paid in the manner specified in
Section 5.2, or shall create a credit against amounts owed under this Agreement.

                                   ARTICLE 6

                     GENERAL OBLIGATIONS; STANDARD OF CARE

     6.1 PERFORMANCE METRICS: 3COM. Subject to Sections 3.4 and any other terms and conditions of this Agreement, 3Com shall maintain sufficient resources to perform its obligations hereunder. Specific performance metrics for 3Com for a specific Service may be set forth in the corresponding Transition Service Schedule. Where none is set forth, 3Com shall use reasonable efforts to provide Services in accordance with the policies, procedures and practices in effect before the Effective Date and shall exercise the same care and skill as it exercises in performing similar services for itself.

     6.2 DISCLAIMER OF WARRANTIES. 3COM MAKES NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES, SOFTWARE OR OTHER DELIVERABLES PROVIDED BY IT HEREUNDER.

     6.3 PERFORMANCE METRICS: PALM. Specific performance metrics for Palm for a specific Service may be set forth in the corresponding Transition Service Schedule. Where none is set forth, Palm shall use reasonable efforts, in connection with receiving Services, to follow the policies, procedures and practices in effect before the Effective Date including providing information and documentation sufficient for 3Com to perform the Services as they were performed before the Effective Date and making available, as reasonably requested by 3Com, sufficient resources and timely decisions, approvals and acceptances in order that 3Com may accomplish its obligations hereunder in a timely manner.

     6.4 TRANSITIONAL NATURE OF SERVICES; CHANGES. The parties acknowledge the transitional nature of the Services and that 3Com may make changes from time to time in the manner of performing the Services if 3Com is making similar changes in performing similar services for itself and if 3Com furnishes to Palm sixty
(60) days written notice regarding such changes.

     6.5  RESPONSIBILITY FOR ERRORS; DELAYS. 3Com's sole responsibility to Palm:

          (a) for errors or omissions in Services, shall be to furnish correct information, payment and/or adjustment in the Services, at no additional cost or expense to Palm; provided, Palm must promptly advise 3Com of any such error or omission of which it becomes aware after having used reasonable efforts to detect any such errors or omissions in accordance with the standard of care set forth in Section 6.1; and

          (b) for failure to deliver any Service because of Impracticability, shall be to use reasonable efforts, subject to Section 3.3, to make the Services available and/or to resume performing the Services as promptly as reasonably practicable.

     6.6 GOOD FAITH COOPERATION; CONSENTS. The parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information, performing true-ups and adjustments, and obtaining all third party consents, licenses, sublicenses or approvals necessary to permit each party to perform its obligations hereunder (including by way of example, not by way of limitation, rights to use third party software needed for the performance of Services). The costs of obtaining such third party consents, licenses, sublicenses or approvals shall be borne by Palm. The parties will maintain in accordance with its standard document retention procedures, documentation supporting the information relevant to cost calculations contained in the Transition Service Schedules and cooperate with each other in making such information available as needed in the event of a tax audit, whether in the United States or any other country.

     6.7 ALTERNATIVES. If 3Com reasonably believes it is unable to provide any Service because of a failure to obtain necessary consents, licenses, sublicenses or approvals pursuant to Section 6.6 or because of Impracticability, the parties shall cooperate to determine the best alternative approach. Until such alternative approach is found or the problem otherwise resolved to the satisfaction of the parties, 3Com shall use reasonable efforts, subject to
Section 3.3 and Section 3.4, to continue providing the Service. To the extent an agreed upon alternative approach requires payment above and beyond that which is included in 3Com's charge for the Service in question, the parties shall share equally in making any such payment unless they otherwise agree in writing.

                                   ARTICLE 7

                                  TERMINATION

     7.1 TERMINATION. Palm may terminate this Agreement, either with respect to all or with respect to any one or more of the Services provided to Palm hereunder, for any reason or for no reason, at any time upon sixty (60) days prior written notice to 3Com. In addition, subject to the provisions of Article 16 below, either party may terminate this Agreement with respect to a specific Service if the other party materially breaches a material provision with regard to that particular Service and does not cure such breach (or does not take reasonable steps required under the circumstances to cure such breach going forward) within sixty (60) days after being given notice of the breach; provided, however, that the non-terminating party may request that the parties engage in a dispute resolution negotiation as specified in Article 16 below prior to termination for breach.

     7.2 SURVIVAL. Those Sections of this Agreement that, by their nature, are intended to survive termination will survive in accordance with their terms. Notwithstanding the foregoing, in the event of any termination with respect to one or more, but less than all Services, this Agreement shall continue in full force and effect with respect to any Services not terminated hereby.

     7.3 USER IDS, PASSWORDS. The parties shall use good faith efforts at the termination or expiration of this Agreement or any specific Service hereto to ensure that all applicable user IDs and passwords are canceled.

                                   ARTICLE 8

                       RELATIONSHIP BETWEEN THE PARTIES

     The relationship between the parties established under this Agreement is that of independent contractors and neither party is an employee, agent, partner, or joint venturer of or with the other. 3Com will be solely responsible for any employment-related taxes, insurance premiums or other employment benefits respecting its personnels' performance of Services under this Agreement. Palm agrees to grant 3Com personnel access to sites, systems and information (subject to the provisions of confidentiality in Article 13 below) as necessary for 3Com to perform its obligations hereunder. 3Com personnel agree to obey any and all security regulations and other published policies of Palm.

                                   ARTICLE 9

                                SUBCONTRACTORS

     3Com may engage a "Subcontractor" to perform all or any portion of 3Com's duties under this Agreement, provided that any such Subcontractor agrees in writing to be bound by confidentiality obligations at least as protective as the terms of Article 13 regarding confidentiality below, and provided further that 3Com remains responsible for the performance of such

Subcontractor. As used in this Agreement, "Subcontractor" will mean any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity engaged to perform hereunder.

                                  ARTICLE 10

                             INTELLECTUAL PROPERTY

     10.1 ALLOCATION OF RIGHTS BY ANCILLARY AGREEMENTS. This Agreement and the performance of this Agreement will not affect the ownership of any copyrights or other intellectual property rights allocated in the Ancillary Agreements.

     10.2 EXISTING OWNERSHIP RIGHTS UNAFFECTED. Neither party will gain, by virtue of this Agreement, any rights of ownership of copyrights, patents, trade secrets, trademarks or any other intellectual property rights owned by the other.

     10.3 OWNERSHIP OF DEVELOPED WORKS. Except as set forth in Section 10.2, 3Com will own all copyrights, patents, trade secrets, trademarks and other intellectual property rights subsisting in the Software Deliverables (as defined in Section 11.1 below) and other works developed by 3Com for purposes of this Agreement.

     10.4 LICENSE TO PREEXISTING WORKS. Palm grants 3Com a non-exclusive, worldwide, royalty-free license to use, copy, and make derivative works of, distribute, display, perform and transmit Palm's pre-existing copyrighted works or other intellectual property rights solely to the extent necessary to perform its obligations under this Agreement.

                                  ARTICLE 11

                               SOFTWARE LICENSE

     11.1 SOFTWARE DELIVERABLE/LICENSE. Unless otherwise agreed by the parties under the Ancillary Agreements or any separate license or technology agreement, if 3Com supplies Palm with a deliverable that in whole or in part consists of software, firmware, or other computer code (referred to as a "Software Deliverable") as indicated in a Transition Service Schedule, such Software Deliverables will be supplied in object code form only and will be subject to the terms of this Article 11. In the event that such Software Deliverables are licensed to 3Com by third parties, Palm agrees to be bound by any different or additional conditions that are required by such third parties and are communicated in writing by 3Com to Palm.

     11.2  DELIVERY AND ACCEPTANCE.

           (a) DELIVERY. 3Com agrees to deliver to Palm one (1): (i) master copy of the Software in object code form only (as specified on the relevant Transition Service Schedule of the Agreement) on the media described on the relevant Transition Service Schedule and (ii) Documentation for the Software on the media described in the relevant Transition Service Schedule

((i) and (ii) collectively a "Complete Copy") as listed in the relevant Transition Service Schedule no later than ten (10) days after the Effective Date (or any other start date as specifically indicated in the relevant Transition Service Schedule). If Source Code is licensed under this Agreement, 3Com agrees to deliver one (1) copy of such Source Code no later than ten (10) days after the Effective Date (or any other start date as specifically indicated in the relevant Transition Service Schedule). Additional Software or Source Code may be added to this Agreement from time to time by execution by the parties of a Transition Service Schedule.

          (b)  ACCEPTANCE OF SOFTWARE (NON-SOURCE CODE). Palm will have thirty
(30) days from the date of receipt of a Complete Copy of the Software to evaluate the Software for conformity with the manuals and other documentation that 3Com makes available with the Software to end users or which are reasonably necessary to use the Software licensed herein, including those items listed and described in the relevant Transition Service Schedule hereto (the "Documentation") and specifications, and either accept, return for rework (provided the Software has not previously been reworked), or reject the Software. Palm shall accept the Software if it substantially conforms with Documentation and specifications. Palm will be entitled to test and evaluate the Software and 3Com hereby grants to Palm the right to use and reproduce the Software only to the extent necessary for Palm to perform its evaluation. Such license will include the right of Palm to use third party subcontractors bound by the relevant restrictions herein solely as necessary to achieve the foregoing. If Palm returns the Software for rework, 3Com will use reasonable commercial efforts to correct the identified defects and resubmit the Software for re-evaluation under the same acceptance procedure. In the event Palm rejects the Software a second time, this Agreement will terminate with respect to that Software. Payment due from Palm to 3Com under a Transition Service Schedule that includes Software to be licensed shall be reduced by the pro rata portion of compensation attributable to the Software unless the Software has been accepted by Palm in writing or Palm fails to reject the Software within such 30 day period.

          (c) ACCEPTANCE OF SOURCE CODE. The Source Code is provided for Palm's reference only and subject to the limitations below in Section 11.3. The Source Code may not be accepted or rejected according to the provisions above in
Section 11.2(b). If Palm rejects the Source Code, Palm must destroy all copies of such rejected Source Code and promptly furnish evidence of such rejection and destruction to 3Com.

     11.3 RIGHTS GRANTED AND RESTRICTIONS.

          (a) LICENSE TO SOFTWARE. Subject to the terms and conditions of this Agreement, 3Com hereby grants to Palm, under 3Com's intellectual property rights in and to the Software, a non-exclusive, nontransferable worldwide license to
(a) use and display the Software for its own internal information processing services and computing needs, and to make sufficient copies as necessary for such use, and (b) use the Documentation in connection with the permitted use of the Software and make sufficient copies as necessary for such use.

          (b) LICENSE TO SOURCE CODE. Subject to the terms and conditions of this Agreement, 3Com hereby grants to Palm, under 3Com's intellectual property rights in and to the Software, a non-exclusive, nontransferable worldwide license to (a) use and reproduce (for archival and back-up purposes only), and prepare derivative works of the Source Code, for the sole purpose of supporting the object code version of the Software (if such object code exists), or, if no object code exists, for the sole purpose of its own internal information processing services and computing needs and (b) to use Source Code Documentation in connection with the permitted use of the Source Code and make copies for archival and back-up purposes only.

          (c) RESTRICTIONS. Palm shall not itself, or through any Subsidiary, affiliate, agent or third party: (a) sell, lease, license or sublicense the Software, the Source Code, the Documentation or the Source Code Documentation;
(b) decompile, disassemble, or reverse engineer the Software or Source Code, in whole or in part, except to the extent such restriction is prohibited by applicable law; (c) allow access to the Software or Source Code by any user other than Palm; (d) write or develop any derivative software or any other software program based upon the Software or Source Code; (e) use the Software or Source Code to provide processing services to third parties, or (f) otherwise use the Software or Source Code on a "service bureau" basis; or provide, disclose, divulge or make available to, or permit use of the Software or Source Code by any third party without 3Com's prior written consent.

          (d) CONFIDENTIALITY. The Source Code and Source Code Documentation are hereby deemed "Confidential Information" and subject to the terms and procedures of the Master Confidential Disclosure Agreement. The period of disclosure shall be one (1) year from the Effective Date of this Agreement, and the period of confidentiality shall be perpetual.

          (e) TRADEMARKS. Neither party is granted any ownership in or license to the trademarks, marks or trade names (collectively, "Marks") of the other party with respect to this Software.

          (f) OWNERSHIP. 3Com hereby reserves all rights to the Software, Source Code and Documentation, and any copyrights, patents, or trademarks, embodied therein or used in connection therewith, except for the rights expressly granted herein.

          (g) COPYRIGHT NOTICES. Palm agrees that it will not remove any copyright notices, proprietary markings, trademarks or trade names from the Software, Source Code, Documentation, or Source Code Documentation.

          (h) TECHNICAL ASSISTANCE AND TRAINING. 3Com agrees to provide technical assistance and training to Palm personnel only if such assistance is set forth in the relevant Transition Service Schedule.

     11.4 AS-IS WARRANTY.

          (a) AS-IS WARRANTY. THE SOFTWARE AND SOURCE CODE PROVIDED HEREUNDER IS LICENSED ON AN "AS-IS" BASIS ONLY, WITHOUT ANY EXPRESS WARRANTIES OF ANY KIND.

          (b) IMPLIED WARRANTY DISCLAIMER. 3COM MAKES NO WARRANTIES WHATSOEVER, EITHER EXPRESS OR IMPLIED, REGARDING THE SOFTWARE OR SOURCE CODE (INCLUDING DOCUMENTATION AND SOURCE CODE DOCUMENTATION), ITS MERCHANTABILITY OR ITS FITNESS FOR ANY PARTICULAR PURPOSE.

     11.5 MISCELLANEOUS.

          (a) NO OBLIGATIONS. NEITHER PARTY ASSUMES ANY RESPONSIBILITY OR OBLIGATIONS WHATEVER, OTHER THAN THE RESPONSIBILITIES AND OBLIGATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT OR A SEPARATE WRITTEN AGREEMENT BETWEEN THE PARTIES

          (b) NON-RESTRICTIVE RELATIONSHIP. Nothing in this Agreement will be construed to preclude Palm from independently developing, acquiring or marketing computer software packages which may perform the same or similar functions as the Software provided by 3Com.

                                  ARTICLE 12

                             INFRINGEMENT DEFENSE

     Notwithstanding anything to the contrary in Article 13 below or the Master Confidential Disclosure Agreement, to the extent 3Com delivers or licenses any intellectual property to Palm after the Separation Date in performance of this Agreement, 3Com agrees to defend Palm and its directors, officers, employees and agents against any and all claims, actions or suits (any of the foregoing, a "Claim") incurred by or asserted against Palm based upon infringement of a third party patent or other intellectual property right. Palm agrees to notify 3Com promptly of any Claim and permit 3Com at 3Com's expense to defend such Claim and will cooperate in the defense thereof. 3Com agrees to pay any awards or settlement amounts arising from a Claim. Neither 3Com nor Palm will enter into or permit any settlement of any such Claim without the express written consent of the other party. Palm may, at its option and expense, have its own counsel participate in any proceeding that is under the direction of 3Com and will cooperate with 3Com and its insurer in the disposition of any such matter.

                                  ARTICLE 13

                                CONFIDENTIALITY

     The terms of the Master Confidential Disclosure Agreement between the parties shall apply to any Confidential Information (as defined therein) which is the subject matter of this Agreement.

                                  ARTICLE 14

                            LIMITATION OF LIABILITY

     NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOSS OF DATA, LOSS OF USE, COST OF COVER, BUSINESS INTERRUPTION OR OTHER SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, ARISING FROM THE PERFORMANCE OF, OR RELATING TO, THIS AGREEMENT. THE FOREGOING LIMITATION WILL NOT LIMIT 3COM'S OBLIGATIONS WITH RESPECT TO PAYMENT OF DAMAGES OF ANY KIND INCLUDED IN AN AWARD OR SETTLEMENT OF A THIRD PARTY CLAIM UNDER ANY INDEMNITY OR INFRINGEMENT DEFENSE PROVISIONS SPECIFIED HEREIN.

                                  ARTICLE 15

                                 FORCE MAJEURE

     Each party will be excused for any failure or delay in performing any of its obligations under this Agreement, other than the obligations of Palm to make certain payments to 3Com pursuant to Article 5 hereof for services rendered, if such failure or delay is caused by Force Majeure. "Force Majeure" means any act of God or the public enemy, any accident, explosion, fire, storm, earthquake, flood, or any other circumstance or event beyond the reasonable control of the party relying upon such circumstance or event.

                                  ARTICLE 16

                              DISPUTE RESOLUTION

     16.1 MEDIATION. If a dispute, controversy or claim ("Dispute") arises between the parties relating to the interpretation or performance of this Agreement or the Ancillary Agreements, or the grounds for the termination hereof, appropriate senior executives (e.g. director or V.P. level) of each party who shall have the authority to resolve the matter shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies. The initial meeting between the appropriate senior executives shall be referred to herein as the "Dispute Resolution Commencement Date." Discussions and correspondence relating to trying to resolve such Dispute shall be treated as confidential information developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible. If the senior executives are unable to resolve the Dispute within thirty (30) days from the Dispute Resolution Commencement Date, and either party wishes to pursue its rights relating to such Dispute, then the Dispute will be mediated by a mutually acceptable mediator appointed pursuant to the mediation rules of JAMS/Endispute within thirty (30) days after written notice by one party to the other demanding non-binding mediation. Neither party may unreasonably withhold consent to the selection of a mediator or the location of the mediation. Both parties will share the costs of the mediation equally, except that each party shall bear its own costs and expenses, including attorney's fees, witness fees, travel expenses, and preparation costs. The parties may also agree to replace mediation with some other form of non-binding or binding ADR.

     16.2 ARBITRATION. Any Dispute which the parties cannot resolve through mediation within ninety (90) days of the Dispute Resolution Commencement Date, unless otherwise mutually agreed, shall be submitted to final and binding arbitration under the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA"), by three (3) arbitrators in Santa Clara County, California. Such arbitrators shall be selected by the mutual agreement of the parties or, failing such agreement, shall be selected according to the aforesaid AAA rules. The arbitrators will be instructed to prepare and deliver a written, reasoned opinion stating their decision within thirty (30) days of the completion of the arbitration. The prevailing party in such arbitration shall be entitled to expenses, including costs and reasonable attorneys' and other professional fees, incurred in connection with the arbitration (but excluding any costs and fees associated with prior negotiation or mediation). The decision of the arbitrator shall be final and non-appealable and may be enforced in any court of competent jurisdiction. The use of any ADR procedures will not be construed under the doctrine of laches, waiver or estoppel to adversely affect the rights of either party.

     16.3 COURT ACTION. Any Dispute regarding the following is not required to be negotiated, mediated or arbitrated prior to seeking relief from a court of competent jurisdiction: breach of any obligation of confidentiality; infringement, misappropriation, or misuse of any intellectual property right; any other claim where interim relief from the court is sought to prevent serious and irreparable injury to one of the parties or to others. However, the parties to the Dispute shall make a good faith effort to negotiate and mediate such Dispute, according to the above procedures, while such court action is pending.

     16.4 CONTINUITY OF SERVICE AND PERFORMANCE. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article 16 with respect to all matters not subject to such dispute, controversy or claim.

                                  ARTICLE 17

                                 MISCELLANEOUS

     17.1 ENTIRE AGREEMENT. This Agreement, the Master Separation and Distribution Agreement and the other Ancillary Agreements and the Exhibits and Schedules referenced or attached hereto and thereto constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

     17.2 GOVERNING LAW. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the State of California, excluding its conflict of law rules and the United Nations Convention on Contracts for the International Sale of Goods. The Superior Court of Santa Clara County and/or the United States District Court for the Northern

District of California shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Article 16 above.

     17.3 DESCRIPTIVE HEADINGS. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

     17.4 NOTICES. Notices, offers, requests, or other communications required or permitted to be given by either party pursuant to the terms of this Agreement shall be given in writing to the respective parties to the following addresses:

           if to 3Com :
                         3Com Corporation
                         5400 Bayfront Plaza
                         Santa Clara, California 95052
                         Attention: General Counsel
                         Fax: (408) 326-6434

           if to Palm:
                         Palm, Inc.
                         5400 Bayfront Plaza
                         Santa Clara, California 95052
                         Attention: General Counsel
                         Fax: (408) 326-6434

or to such other address as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by fax, confirmed by first class mail. All notices shall be deemed to have been given and received on the earlier of actual delivery or three (3) days from the date of postmark.

     17.5 NONASSIGNABILITY. Except as specifically permitted under Article 10 above, neither party may, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this Agreement, without the other party's prior written consent, and any attempted assignment, transfer or delegation without such prior written consent shall be voidable at the sole option of such other party. Notwithstanding the foregoing, each party (or its permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole without consent to an entity that succeeds to all or substantially all of the business or assets of such party. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

     17.6 SEVERABILITY. If any term or other provision of this Agreement is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

     17.7 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. If any term or other provision of this Agreement or the Exhibits or Schedules attached hereto is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

     17.8 AMENDMENT. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to such agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in duplicate originals by its duly authorized representatives.


3COM CORPORATION                   PALM, INC.


By:_______________________         By:__________________________

Title:____________________         Title:_______________________

     Transition Service Schedule to Master Transitional Services Agreement

1. Transition Service Schedule #:____________ (To be inserted by responsible individual or department.)

2.   Functional Area:_______________

3. Start/End Date: The Services start on the Effective Date of the Master Transitional Services Agreement between 3Com Corporation ("3Com") and Palm Computing, Inc. ("Palm") to which this Transition Service Schedule is attached and end on February 1, 2001 unless otherwise indicated below.

     Indicate below if other start/end date:
     --------------------------------------

               Start Date:_______________________

               End Date:_________________________

     If Start and End dates vary by service and/or country, please indicate in
     Section 5 below.

4. Summary of Services (Describe the service to be provided in appropriate detail.

--------------------------------------------------------------------------------
                  Service Name                             Description
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------


5. List of services to be provided per country and site: (List all the services to be provided at each site. Enter Start Date and End Date if different than Section 3 above.)

--------------------------------------------------------------------------------
      Country          Site          Service(s)      Start Date        End Date
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


6. Performance parameters/Service level: (State minimum performance expected from each service, if applicable.):


7.   Estimated Total Compensation:-----------------------

8. Describe cost methodology and cost drivers affecting Estimated Total Compensation (Describe on an individual service basis if necessary):

9. Describe the process by which the cost of services will be adjusted in the instance of an increase/reduction in the services provided: (Describe on an individual service basis if necessary.)

10.  Software:      Will software be used or included with the Services to be
                    provided under this Transition Service Schedule: ____ Yes
                    ____ No

                    If yes, will source code be provided: ____ Yes ____ No

                    List software to be provided:

                    Software Application     Number of Licenses to be Provided
                    --------------------     ---------------------------------

                    ____________________________________________________________

                    ____________________________________________________________

Upon execution of this Transition Service Schedule by both parties, this Transition Service Schedule is hereby deemed incorporated into and made part of that certain Master Transitional Services Agreement between 3Com Corporation and Palm Computing, Inc.

3COM CORPORATION                             PALM, INC.



By:___________________________               By:________________________________
     (Authorized Signature)                        (Authorized Signature)

Date:_________________________               Date:______________________________

Name:_________________________               Name:______________________________

Title:________________________               Title:_____________________________

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